10f-3 Transactions Summary*
* Evergreen Compliance Department
 has on file a checklist
signed by the portfolio manager
 and a compliance manager
stating that the transaction
fully complies with the conditions
of Rule 10f-3 of the Investment
Company Act of 1940.


Fund
Short Intermediate Bond Fund
Security
"Wellpoint, Inc."
Advisor
EIMCO
Transaction
 Date
1/6/2006
Cost
"$40,000,000"
Offering Purchase
1.48%
Broker
Banc of America Securities LLC
Underwriting
Syndicate
Members
Banc of America Securities LLC
Citigroup
"Goldman, Sachs & Co"
Merrill Lynch & Co.
Wachovia Securities


Fund

Security

Advisor

Transaction
 Date

Cost

Offering Purchase

Broker

Underwriting
Syndicate
Members